Exhibit 19.1
AGREE REALTY CORPORATION
INSIDER TRADING POLICY
Introduction
For ease of use, references in this policy to the “Company” means Agree Realty Corporation, Agree Limited Partnership and their direct and indirect subsidiaries and affiliates.
U.S. federal securities laws prohibit the purchase or sale of securities of a company by persons in possession of material, nonpublic information about such company, or the disclosure of material nonpublic information about a company to another person who then trades in its securities (together referred to herein as “insider trading”). Insider trading violations are pursued vigorously by regulatory authorities and sanctions can be severe. Those subject to sanctions include the persons illegally trading, persons who tip material nonpublic information to other persons who illegally trade, and potentially companies and other controlling persons if they fail to take reasonable steps to prevent insider trading.
The Company recognizes that the Company’s directors (“Directors”), officers and other employees will invest in and hold securities of the Company and encourages them to do so as a long-term investment. However, in order to insulate the Company and such persons from sanctions for insider trading, as well as to prevent any appearance of improper conduct by any such persons, the Company has adopted this Insider Trading Policy.
1.Persons Subject to this Insider Trading Policy
This policy covers Directors, officers, and all other employees of the Company, as well as any other person having access to material nonpublic information of the Company, including any contractors or consultants to the Company. This policy also applies to the foregoing persons’ family members or others who reside with them, and any other persons or entities whose securities transactions are directed by the foregoing persons or subject to their influence or control. Collectively, these persons are referred to herein as “Covered Persons,” although not all of them are employed or engaged by the Company. All Directors and employees of the Company (collectively, “Insiders”) are required to consult the Company’s General Counsel or Chief Financial Officer (“CFO”) prior to any and all trading in Company securities subject to this policy.
This policy continues to apply to one’s transactions in Company securities even after he or she has terminated employment with the Company or no longer serves as a Director, until such time such person no longer has any material nonpublic information related to his or her employment with the Company or due to his or her service on the Company’s Board of Directors (the “Board”).
2.Policy Statement Generally

Except for the limited exceptions set forth below, any Covered Person who is aware of material nonpublic information relating to the Company may not, directly or indirectly through other persons or entities, (a) buy or sell Company securities or engage in any other action to take personal advantage of such information, or (b) provide such information, or recommend any transaction in Company securities, to any other persons or entities outside of the Company (including through “anonymous” communications through the internet or elsewhere). The Company also prohibits Covered Persons from engaging in transactions in Company securities for speculative purposes. See “5. Additional Prohibited Transactions” below.
In addition, all Covered Persons who learn of material nonpublic information about a company with which the Company does or may do business, including any tenants, prospective tenants or joint venture partners, in the course of working for the Company, may not trade in that company’s securities until the information becomes public or is no longer material. Any such material nonpublic information has been shared with the Company with the understanding that such information is only to be used to facilitate the relationship between the Company and the third party and may not be used for any other purpose. Employees are strictly prohibited from misappropriating any such material nonpublic information to trade in the securities of such third party or otherwise, and are obliged to keep all such information confidential, sharing it only as necessary to promote the mutual goals of the Company and such third party.
All Insiders must pre-clear all trading in Company securities in accordance with the procedures set forth in the “6. Pre-Clearance of All Trades by Insiders” section below.
3.Securities Transactions Subject to this Policy
Subject to the limited exceptions below, transactions in all Company securities are subject to this policy, including without limitation common stock, options and any other securities the Company may issue, such as preferred stock, notes, bonds and convertible securities, as well as derivative securities relating to any of the Company’s securities, whether or not issued by the Company. Transactions that may be necessary or justifiable for personal reasons, such as the need to raise money for an emergency expenditure, are not excepted from this policy.
a.Limited Exceptions
(i)Option Exercises
This policy does not apply generally to the exercise of an option, including a cashless exercise solely through the Company or the exercise of a tax withholding right to satisfy tax withholding requirements. However, this policy does apply to any sale of the stock received upon exercise of the option, including any deemed sale caused by an employee's election to make a cashless exercise of his or her option through a broker, or any other market sale for the purpose of generating the cash necessary to pay the option exercise price.
(ii)401(k) Plan
The trading restrictions of this policy do not apply to investing 401(k) plan contributions in a Company stock fund, if any, in accordance with the terms of Company 401(k) plan, if any.

However, any changes in your investment election regarding the Company’s stock, if any, are subject to trading restrictions under this policy.
(iii)Conversion of Limited Partnership Units
This policy does not cover the conversion of limited partnership units into shares of Company common stock. Please note that the Company common stock received in such conversion is subject to this policy.
b.Rule 10b5-1 Plan Exception
(i)Overview
SEC Rule 10b5-1 (“Rule 10b5-1”) protects Directors, officers and employees from insider trading liability under Rule 10b5-1 for transactions under a previously established contract, plan or instruction to trade the Company’s stock (a “Trading Plan”) entered into in good faith (and acted on in good faith for the duration of the Trading Plan) and in accordance with the terms of Rule 10b5-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and all applicable state laws and shall be exempt from the trading restrictions set forth in this policy. Persons subject to this policy are not allowed to enter into “non-Rule 10b5-1 trading arrangements” (as defined in Regulation S-K Item 408(c)) unless otherwise approved in advance by the General Counsel or CFO.
The initiation of, and any modification to, any such Trading Plan will be deemed to be a transaction in the Company’s securities, and such initiation or modification is subject to all limitations and prohibitions of transactions involving the Company’s securities. Each such Trading Plan, and any modification thereof, shall be submitted to and pre-approved by the General Counsel or CFO, or such other person as the Board may designate from time to time (the “Authorizing Officer”), who may impose such conditions on the implementation and operation of the Trading Plan as the Authorizing Officer deems necessary or advisable. Without limiting the generality of the foregoing, the Authorizing Officer may prescribe certain forms of Trading Plans to which each Trading Plan must conform. The Authorizing Officer may also require that Trading Plans be arranged with a specified broker. However, compliance of the Trading Plan to the terms of Rule 10b5-1 and the execution of transactions pursuant to the Trading Plan are the sole responsibility of the person initiating the Trading Plan, not the Company or the Authorizing Officer.
Rule 10b5-1 presents an opportunity for insiders to establish arrangements to sell (or purchase) the Company’s stock without the restrictions of windows and blackout periods even when there is undisclosed material information (subject to the cooling-off period described below). A Trading Plan might also help reduce negative publicity that may result when key executives sell the Company’s stock. Rule 10b5-1 only provides an “affirmative defense” in the event there is an insider-trading lawsuit. It does not prevent someone from bringing a lawsuit.
A Director, officer and employee may enter into a Trading Plan that outlines a pre-set plan for trading of the Company’s stock, including the exercise of stock options only when he or she is not in possession of material, nonpublic information, and only during an open trading window period outside of the blackout period and cooling-off period described below. Although transactions effected under a Trading Plan will not require further pre-clearance at the time of the trade, any transaction (including the quantity and price) made pursuant to a Trading Plan of a Section 16 reporting person must be reported to the Company promptly on the day of each trade to permit the Company’s Section 16 filing coordinator to assist in the preparation and filing of a required Form 4, if applicable. Form 4 and Form 5 filers must also indicate by checkbox if a reported transaction was made under a plan that is intended to satisfy the “affirmative defense” conditions of Rule 10b5-1(c) and the date of the adoption of such plan.
From time to time, for legal or other reasons, the Authorizing Officer may direct that purchases and sales pursuant to any Trading Plan be suspended or discontinued. Failure to discontinue purchases and sales as directed shall constitute a violation of the terms of this and result in a loss of the exemption set forth herein.
(ii)Prohibition Against Multiple, Overlapping Plans and Single Trade Plans
A person subject to this policy may only enter into one Trading Plan at a time, except in the case of the limited circumstances as follows:
•An eligible “sell-to-cover” Trading Plan where such plan authorizes an agent to sell only such securities as are necessary to satisfy tax withholding obligations arising exclusively from the vesting of a compensatory award, and the person subject to this policy does not otherwise exercise control over the timing of such sales. For the avoidance of doubt, this exception does not extend to sales incident to the exercise of option awards.
•A series of separate contracts with different broker-dealers or other agents acting on behalf of the person (other than the Company) to execute trades thereunder may be treated as a single Trading Plan, provided that the individual constituent contracts with each broker-dealer or other agent, when taken together as a whole, meet all of the applicable conditions of and remain collectively subject to the provisions of Rule 10b5-1, including that a modification of any individual contract acts as modification of the whole 10b5-1 Plan, as defined in Rule 10b5-1(c)(1)(iv). The substitution of a broker-dealer or other agent acting on behalf of the person (other than the Company) for another broker-dealer that is executing trades pursuant to a Trading Plan shall not be a “Plan Modification” as long as the purchase or sales instructions applicable to the substitute and substituted broker are identical with respect to the prices of securities to be purchased or sold, dates of the purchases or sales to be executed, and amount of securities to be purchased or sold.
•One later-commencing Trading Plan for purchases or sales of any securities of the Company on the open market under which trading is not authorized to begin until after all trades under the earlier-commencing Trading Plan are completed or expired without execution. However, the first trade under such later-commencing

Trading Plan must be scheduled after the cooling-off period that would be applicable to the later-commencing Trading Plan if the date of adoption of the later-commencing Trading Plan were deemed to be the date of termination of the earlier-commencing Trading Plan.
A person subject to this policy may not enter into a single-trade Trading Plan during a 12-month period immediately following the adoption of another single-trade Trading Plan, except for an eligible “sell-to-cover” Trading Plan where the plan authorizes an agent to sell only such securities as are necessary to satisfy tax withholding obligations arising exclusively from the vesting of a compensatory award, and the person subject to this policy does not otherwise exercise control over the timing of such sales.
(iii)Director and Officer Representations
Directors and officers must include a representation in their Trading Plan certifying, at the time of the adoption of a new or modified Trading Plan, that: (1) they are not aware of material nonpublic information about the Company or its securities; and (2) they are adopting the plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5.
(iv)Cooling-Off Period
Trades pursuant to a Trading Plan made by an executive officer or Director may occur at any time, subject to the following waiting period, whichever is later, (i) a 90 day waiting period after the adoption or material modification of the Trading Plan during which time no transactions under the Trading Plan can be made; or (ii) two business days following the Company’s disclosure of financial results in a Form 10-Q, Form 10-K, or Form 8-K for the fiscal quarter during which the plan was adopted or materially modified (in any event, subject to a maximum cooling-off period of 120 days following a plan adoption or modification) before any trading can commence under the adopted or modified Trading Plan.
Trades pursuant to a Trading Plan made by employees that are non-executive officers may occur at any time, subject to a 30 day waiting period after the adoption or material modification of the Trading Plan, during which time no transactions under the Trading Plan can be made.
Trading Plan modifications that do not change the sales or purchase prices or price ranges, the amount of securities to be sold or purchased, or the timing of transactions under a Trading Plan (such as an adjustment for stock splits or a change in account information) will not trigger a new cooling-off period.
(v)Please review the following description of how a Trading Plan works.
Pursuant to Rule 10b5-1, an individual’s purchase or sale of securities will not be “on the basis of” material nonpublic information if:
•First, before becoming aware of the information, the individual enters into a binding contract to purchase or sell the securities, provides instructions to another person to sell the securities or adopts a written plan for trading the securities in good faith (i.e., the Trading Plan).
•Second, the Trading Plan must either:
ospecify the amount of securities to be purchased or sold, the price at which the securities are to be purchased or sold and the date on which the securities are to be purchased or sold;
oinclude a written formula or computer program for determining the amount, price and date of the transactions; or
oprohibit the individual from exercising any subsequent influence over the purchase or sale of the Company’s stock under the Trading Plan in question.
•Third, the purchase or sale must occur pursuant to the Trading Plan and the individual must not enter into a corresponding hedging transaction or alter or deviate from the Trading Plan.
(vi)Revocation/Amendments to Trading Plans.
Revocation of Trading Plans (which includes terminations of Trading Plans) should occur only in unusual circumstances, and the effectiveness of any revocation of a Trading Plan will be subject to the prior review and approval of the Authorizing Officer. If an individual revokes a Trading Plan, then the individual may not enter into a new Trading Plan until 30 days after termination of the Trading Plan or such longer period as the Authorizing Officer may determine in his or her discretion. Such new Trading Plan can be executed only when the individual is not in possession of material nonpublic information, and during a trading window period outside of a blackout period. In addition, transactions pursuant to such new Trading Plan will be subject to the respective cooling-off period.
Each Trading Plan must contain provisions allowing the Company to revoke or suspend a Trading Plan. Circumstances under which Trading Plans may be revoked or suspended include the announcement of a merger or the occurrence of an event that would cause the transaction either to violate applicable law or to have an adverse effect on the Company. The Authorizing Officer or administrator of the Company’s stock plans is authorized to notify the applicable broker in such circumstances.
Amendments to Trading Plans, which for these purposes would include any modifications to or voluntary suspensions of Trading Plans, should be made in only very limited circumstances and should be avoided if possible. Any amendment to a Trading Plan will be subject to the prior review and approval of the Authorizing Officer. Any amendment to a Trading Plan can be effected only when the individual is not in possession of material nonpublic information, and during a trading window period outside of a blackout period. In addition, transactions pursuant to such amended Trading Plan will be subject to the respective cooling-off period (or such longer period as the Authorizing Officer may determine in his or her discretion) during which time no transactions under the amended Trading Plan can be made.
(vii)Discretionary Plans
Discretionary Trading Plans, where the discretion or control over trading is transferred to a broker, are permitted if (i) pre-approved by the Authorizing Officer, (ii) the officer, Director, or employee may not exercise influence over the broker’s trading decisions and (iii) the broker may not be in possession of any Company material nonpublic information.
The Authorizing Officer of the Company must pre-approve any Trading Plan, arrangement or trading instructions, etc., involving potential sales or purchases of the Company’s stock or stock option exercises, including but not limited to, blind trusts, or limit orders. The actual transactions effected pursuant to a pre-approved Trading Plan will not be subject to further pre-clearance for transactions in the Company’s stock once the Trading Plan or other arrangement has been pre-approved.
(viii)Reporting (if required)
SEC Form 144 (“Form 144”) will be filled out and filed by the individual/brokerage firm in accordance with the existing rules regarding Form 144 filings. A footnote at the bottom of the Form 144 should indicate that the trades “are in accordance with a Trading Plan that complies with Rule 10b5-1 and expires _________.” For Section 16 reporting persons, Form 4s should be filed before the end of the second business day following the date that the broker, dealer or plan administrator informs the individual that a transaction was executed, provided that the date of such notification is not later than the third business day following the trade date. A similar footnote should be placed at the bottom of the Form 4 as outlined above.
(ix)Stock Options
Cash exercise of stock options currently can be executed at any time. Sales of shares acquired upon exercise of stock options, however, are subject to the Company’s trading windows.
(x)Trades Outside of a Trading Plan
During an open window, trades which differ from Trading Plan instructions that are already in place are allowed as long as the Trading Plan continues to be followed.
The Trading Plans do not exempt the Section 16 reporting person from the Section 16 six month short-swing profit rules or liability.
(xi)Disclosures
The Company will make quarterly disclosures regarding the adoption, material modification and termination of Trading Plans and certain other written trading arrangements by the Company’s Directors and officers for the trading of its securities, including the material terms (other than the pricing terms) of such arrangements. The Company will also make an annual disclosure in its annual reports or in the annual meeting proxy statement whether it has adopted insider trading policies and procedures and include such policies in its Form 10-K. The Company will also provide certain tabular and narrative disclosures regarding awards of options close in time to the release of material nonpublic information and related policies and procedures. The Company may also make public announcements or respond to inquiries from the media as transactions are made under a Trading Plan.
4.“Material Nonpublic Information”
a.Materiality
Information is considered “material” if it is likely that a reasonable investor would consider it important in arriving at a decision to buy, sell or hold Company securities, whether such information is positive or negative. Examples of information that may be deemed material include, whether proposed, pending or having already occurred:
•a dividend increase or decrease, a change in dividend policy or the declaration of a dividend;
•the financial and operational results from a previously completed quarter or year;
•an earnings estimate;
•a change in or confirmation of a previously announced earnings estimate;
•a significant expansion or curtailment of operations;
•a significant increase or decrease in business;
•a merger, acquisition or disposition relating to significant asset(s);
•a borrowing outside the ordinary course or a significant change in the terms of debt;
•a tender offer;
•a securities offering or repurchase;
•a regulatory or litigation proceeding;
•a liquidity change;
•changes in debt ratings;
•award or loss of a significant customer;
•major changes in accounting methods or policies; or
•a significant change in management.

This list is not exhaustive; other types of information may be material at any particular time, depending on the circumstances. Keep in mind that any review of a person’s transactions will be completed after the fact, with the benefit of hindsight. If a Covered Person is unsure whether information is material, he or she should consult the Company’s General Counsel or CFO before making any decision to disclose such information (other than to persons who need to know it) or to trade in or recommend securities to which that information relates, or assume that the information is material.
b.Nonpublic Information
Nonpublic information means that such information has not been broadly disclosed to the marketplace, such as by press release or a filing with the Securities and Exchange Commission (“SEC”), and/or the investing public has not had time to absorb the information fully. Nonpublic information may include:
•information available to a select group of persons subject to confidentiality obligations to the Company;
•undisclosed facts that are the subject of rumors, even if the rumors are widely circulated; and
•information that has been entrusted to the Company on a confidential basis until a public announcement of the information has been made and enough time has elapsed for the market to respond to a public announcement of the information.
The amount of elapsed time that is sufficient will vary depending upon the nature and significance of the information. Generally, waiting until after the first full trading day following the day the information is released should allow the market sufficient time to assimilate newly disclosed information. If, for example, the Company were to make an announcement of previously nonpublic, material information prior to the opening of regular trading hours (i.e., before 9:30 am ET) on a Monday, Covered Persons should not trade in the Company’s securities until Tuesday. If such an announcement were made during or after the opening of regular trading hours (i.e., on or after 9:30 am ET) on a Monday, Covered Persons should not trade in the Company’s securities until Wednesday.
5.Additional Prohibited Transactions
a.Blackout Periods
All Covered Persons are prohibited from trading in Company securities during the following blackout periods, unless the Company’s General Counsel or CFO determines otherwise:
•Trading in Company securities is prohibited during the period beginning on a day within the first fifteen days after the end of each fiscal quarter, as announced by the General Counsel or the CFO, and ending at 12:00 pm ET on the first trading day following the date the Company’s financial results are publicly disclosed in its earnings release. During these periods, Covered Persons generally possess or are presumed to possess material nonpublic information about the Company’s financial results.
•From time to time, other types of material nonpublic information regarding the Company (such as negotiation of mergers, acquisitions or dispositions) may be pending and not be publicly disclosed. While such material nonpublic information is pending, the Company may impose special blackout periods during which Covered Persons are prohibited from trading in the Company’s securities. If the Company imposes a special blackout period, it will notify the Covered Persons affected.

b.Speculative Transactions
In addition, the Company considers it improper and inappropriate for any Covered Person to engage in short-term or speculative transactions in Company securities. Therefore, Covered Persons may not engage in any of the following transactions:
•Short Sales. Short sales (a sale of securities which are not then owned) of Company securities evidence an expectation on the part of the seller that the securities will decline in value, and therefore signal to the market that the seller has no confidence in the Company or its short-term prospects. In addition, short sales may reduce the seller’s incentive to improve the Company’s performance. For these reasons, short sales of Company securities are prohibited by this policy. In addition, Section 16(c) of the Exchange Act prohibits Directors and executive officers from engaging in short sales.
•Standing Orders. Standing orders (except under approved Rule 10b5-1 plans, see above) that extend beyond the date the order is placed should not be used. The problem with purchases or sales resulting from standing instructions to a broker is that there is no control over the timing of the transaction. The broker could execute a transaction when a person is in possession of material nonpublic information.
•Publicly Traded Options. A transaction in options (other than options granted under a Company equity incentive plan) is, in effect, a bet on the short-term movement of Company stock and therefore creates the appearance that the Covered Person is trading based on inside information. Transactions in options also may focus the Covered Person’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in puts, calls or other derivative securities, on an exchange or in any other organized market, are prohibited by this policy.

•Hedging Transactions. Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow a Covered Person to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow for the Covered Person to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the Covered Person may no longer have the same objectives as the Company or other Company shareholders. Therefore, these types of transactions are prohibited by this policy.
•Margin Accounts and Pledges. Securities held in a margin account may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in Company securities, Covered Persons are prohibited from holding Company securities in a margin account or pledging Company securities as collateral for a loan.
•Other. This policy prohibits the use of derivative securities to separate any financial interest in Company securities from the related voting rights. In addition, to prevent any appearance of improper conduct by any Covered Persons, this policy prohibits any transaction in Company securities where a reasonable investor would conclude that such transaction is for short-term gain or is speculative.
6.Pre-Clearance of all Trades by Insiders
To provide assistance in preventing inadvertent violations and avoiding even the appearance of an improper transaction (which could result, for example, where an officer engages in a trade while unaware of a pending major development), the Company has implemented the following procedure:
All transactions in the Company’s securities (acquisitions, dispositions, transfers, etc.) by Insiders must be approved in advance by the Company’s General Counsel or CFO. Unless revoked, a grant of permission will remain valid until the close of trading five business days following the day on which such permission was granted. If the transaction does not occur during the five-business day period, pre-clearance of the transaction must be re-requested. The Company’s General Counsel or CFO may, if conditions warrant, rescind such permission at any time. In such case, the Company’s General Counsel or CFO will use good faith efforts to immediately notify the Insider that permission has been revoked. Gifts are permitted to be made outside the window period, but only if such person obtains written confirmation that the recipient will not sell such securities prior to the next window period (in which case, such recipient may sell anytime thereafter) and such confirmation is provided to the Company’s General Counsel or CFO in advance of such gift.

Occasionally, the Company may determine that “window periods” are unavailable or will be delayed, and such determination may or may not be communicated to Insiders. Therefore, even if the “window period” is open, Insiders must check with the Company’s General Counsel or CFO prior to any and all trading in Company securities subject to this policy.
See “3. Securities Transactions Subject to This Policy,” above, for a discussion of option exercises and transactions in any 401(k) Plan; to the extent the policy applies to such matters, such transactions can only occur during window periods.
7.Section 16 and Form 144 Rules Applicable to Directors and Certain Executive Officers
a. Section 16
(i)Short-Swing Profit Liability
Directors and certain of the Company’s executive officers (such persons, “Section 16 Covered Persons”) are subject to the provisions of Section 16 of the Exchange Act with respect to Company equity securities (including derivatives related thereto), which among other things, prohibits such persons from engaging in any non-exempt sale transaction within six months of any non-exempt purchase transaction. Section 16(b) of the Exchange Act creates a strict liability cause of action that enables the Company or other securityholders suing on behalf of the Company to force the Section 16 Covered Person to disgorge any profits realized from such transactions, known as “short-swing profits.” Short-swing profit liability does not require proof of possession of nonpublic information (material or otherwise), reliance on nonpublic information or intent to profit from using nonpublic information.
(ii)Changes in Ownership
Any change in a Section 16 Covered Person’s pecuniary interest, directly or indirectly (including one’s spouse, children and relatives sharing one’s household, as well as other entities such as trusts, corporations, and partnerships in which such person has an interest), in any Company equity securities (including derivatives related thereto) must be reported to the SEC on a Form 4 within two (2) business days of the change. Even a change in the nature of one’s ownership, e.g., from direct to indirect, must be reported, despite the fact that there is no net change. Although the Company’s CFO and outside counsel will assist reporting persons in preparing and filing the required reports, the reporting persons retain responsibility for the reports.
b.Form 144
Directors and executive officers who are subject to the provisions of Section 16 of the Exchange Act are also required to file a Form 144 with the SEC before making certain open market sales of Company securities. Form 144 notifies the SEC of one’s intent to sell such securities. This form is generally prepared and filed by one’s broker and is in addition to the Section 16 reports filed on such person’s behalf.
8.Enforcement

Any employee who violates this policy may be subject to disciplinary action, up to and including termination, and any such violation by any employee, Director or other Covered Person may expose the Company and the violator to both civil and criminal penalties under the law.
9.Responsibility
The CFO and General Counsel are responsible for the administration and monitoring for compliance of this policy.
Ultimately, the responsibility for adhering to this policy and avoiding unlawful transactions (or the appearance of unlawful transactions) rests with each individual.
Adopted: September 4, 2019
Amended: December 6, 2024 and December 12, 2025